AMENDMENT

                       TO THE ARTICLES OF INCORPORATION OF

                           CARLETON ENTERPRISES, LTD.
                                      *****



                           Pursuant to the  provisions of Section 78.385 of Live
                    Nevada Revised Statutes, Carleton Enterprises, Ltd. adopts the following amendments to its Articles of Incorporation:

                           1. The undersigned hereby certify that. on the day of
                    November, 1984, a Special Meeting of the Board of Directors was duly held and convened at which there was present: a quorum of the Board of Directors acting throughout: all proceedings, and at which time the following resolution was duly adopted by the Board of Directors

                           BE IT RESOLVED: That the Secretary of the corporation, Amanda E. Walker is hereby ordered and directed to obtain the written consent of stockholders owning at least a majority of the voting power of the outstanding stock or tile corporation for the following puxposes:

                           a. To amend Article One to provide that the name of the corporation shall be changed from Carleton Enterprises, Ltd. to SCN, Ltd.

                           b. To amend Article Four to restate the capitalization to increase the authorized number of common shares from 20,000,000. shares to
                               80,000,000 shares with the par value of each share remaining at $0.02 per share, with all. other rights of the stockholders to remain such as to provide that each share of stock shall remain nonassessable and the stockholders shall not have pre-emptive rights to acquire additional stock.

                  2. Pursuant: to the provisions of Section 78.320 of the Nevada Revised Statutes, a majority of the stockholders holding 598,750 shares of the 973,500 shares outstanding of Carleton Enterprises, Ltd. gave their written consent to the adoption of the amendment to Articles One and Four of the Articles of Incorporation as follows:

                           ARTICLE  ONE.  [NAME].  The  name of the  corporation
 shall be: SCN, LTD.

                           ARTICLE FOUR.  [CAPITAL STOCK]. The corporation shall
 have the authority to issue an aggregate of EIGHTY MILLION SHARES (80,000,000) of capital stock with each share having a par value of TWO CENTS ($0.02) per share. All stock when issued shall be fully paid and non assessable. No holder of shares of capital stock of the corporation shall be entitled, as such, to any pre-emptive or preferential rights to subscribe to any unissued stock or any other securities which the corporation may now or hereafter be authorized to issue. Each share of capital stock shall be entitled to one vote at stockholders' meetings, either in person or try proxy. Cumulative voting for the election of directors and all other matters brought before stockholders' meetings, whether they be annual or special, shall not be permitted.

     IN WITNESS WHEREOF, the undersigned hereunto affix their signatures this 13th day of November, 1984.


                                                CARLETON ENTERPRISES, LTD.
                                                By: /s/Alexander H. Walker 111
                                                    --------------------------
                                                President


                                                By: /s/Amanda Evelyn Walker
                                                    -----------------------
                                                    Amanda E. Walker

STATE OF NEVADA      )
                     :  ss.
COUNTY OF WASHOE     )

                   On this 13th day of November, 1984, before me, the undersigned, a Notary Public in and for the State of Nevada, personally appeared Alexander H. Walker III, the duly elected President, and Amanda E. Walker, the duly elected Secretary of Carleton Enterprises, Ltd., known to me to be the persons described in and who executed the foregoing Amendment to the Articles of Incorporation and who acknowledged to me that they executed the same freely and voluntarily on behalf of and in their capacities as the President-and Secretary, respectively, of Carleton Enterprises, Ltd. I have hereun to set my hand and affixed my official seal the day and year first above written.

                                            /s/Rose Marie Powles
                                            --------------------
                                            Notary Public
                                            Residing in Reno Nevada
My Commission Expires:
Aug. 22, 1988
-------------
                                       [State of Nevada not included]